                                                                   EXHIBIT 10.11

                     AGREEMENT FOR THE PURCHASE AND SALE OF
                      REAL PROPERTY DATED DECEMBER 1, 2004

                           AGREEMENT FOR THE PURCHASE
                            AND SALE OF REAL PROPERTY
                            WITH BUILDING STRUCTURES

This agreement for the purchase and sale of real property is made and entered into this 1st day of December 2004, by and between Talon-Durango, LLC (hereinafter referred to as "Seller") and Valley Bancorp, or Assignee (hereinafter referred to as "Purchaser" or "Buyer"), with reference to the following facts.

THE PROPERTY

A. Seller is the owner of property consisting of approximately 4.59 +/- gross acres as shown on Talon Professional Commercial Subdivision map, book 14, page 0079 dated 1-14-04. Included in the 4.59 acres is Lot 1-1 containing 11,955 square feet as shown on the Record of Survey dated 1-14-04, book 135, page 0025.

B. Seller now desires to sell to Purchaser and Purchaser desires to purchase from Seller Lot 1-1 including approximately 9,968 square feet, a 2-story building of the hereinabove described property and as outlined on Exhibit A, attached hereto ("Talon Office Park, the Property").

C. Property contains existing or to be built structures as Building "B", 9,968 square feet, together with certain rights to common area amenities, including but not limited to the right to use six (6) covered parking spaces in proximate location to Building "B". See Exhibit B for full description of tenant improvement allowance.

Now therefore, in consideration of the mutual covenants, premises and agreements contained herein, the parties do hereby agree as follows:

   1. Purchase and Sale

Seller shall sell to the Purchaser and Purchaser shall purchase from Seller upon the terms and conditions set forth, "the Property".

   2. Purchase Price

The purchase price to be paid for the Property with building shall be One Million Eight Hundred Thousand Dollars ($1,800,000.00).

   3. Earnest Money Deposit

The earnest money deposit shall be evidenced by a Cashier's Check in the amount of ONE HUNDRED THOUSAND DOLLARS AND 00/100. Earnest money to be deposited within two (2) business days after opening escrow with Chicago Title. This earnest money deposit shall be placed in an interest bearing account (if available) by the escrow holder to accrue for the Purchaser's benefit.

   4. Balance of Money

An additional cash deposit (second deposit) in the amount of $1,700,000.00 shall be deposited at the close of escrow. Close of escrow shall occur on or before January 20, 2005 or building shell final inspection.

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Buyer shall assume full responsibility for designing, permitting, and building-out all of its own Tenant Improvements, save and except those items listed under "Lobby Construction Included in Shell Price" and "Exterior Finishes Included Shell Price", within Exhibit "B" attached to and made a part of this agreement.

   5. Purchaser Financing

N/A. This is to be an all cash transaction.

   6. Additional Terms and Conditions

Purchaser is purchasing this property with the understanding that:

   a. The subject property consists of one (1) finished pad and building totaling approximately 9,968 square feet; The property has a property description and a Recorded Survey of Record.

   b. The existing zoning is PR - Professional Office

   c. Purchaser requests a due-diligence period of fifteen (15) days during which time all earnest money will be refundable to Purchaser, expiring on 12/22/04.

   d. Neither party is represented by a real estate broker and has no claim to any commissions.

   e. This offer is subject to the approval and acceptance of the Executive Committee of the Board of Directors of the Buyer, which must be obtained prior to the finalization hereof. Buyer agrees to obtain the determination of its Executive Committee as to this agreement on or before December 10, 2004, and to communicate such determination to Seller immediately thereafter.

   7. Title to the Property

Title to the Property shall be conveyed to the Purchaser, free and clear of covenants, conditions, restrictions, rights of way, easements, liens or encumbrances of any kind or nature whatsoever affecting the title or use of the property except:

   a. Real property taxes which are a lien not yet payable;

   b. Such other matters affecting the title to or the use of the property, which are approved, in writing, within fifteen (15) days from the opening of escrow and after Purchaser's receipt of the preliminary title (and survey if Purchaser elects to obtain extended coverage title insurance as herein provided), and copies of all documents affecting the title to or use of the property. The Purchaser in writing within said time period must disapprove such other matters, or they shall be deemed to have approved.

      Seller shall provide Purchaser with a CLTA Standard Form Policy of Title Insurance issued by Chicago Title, with liability in the amount of the total purchase price insuring title to the real property vested in Purchaser, with title in the condition approved by Purchaser as herein provided. The cost of such policy of title insurance shall be borne by the Seller. If purchaser requests, Seller shall furnish an ALTA Extended Coverage Form Title Insurance Policy, but, if Purchaser so requests, the cost of the extended coverage survey and the additional cost of such title insurance over and above the cost of ALTA Standard Form Title Insurance will be borne by the Purchaser.

   c. Recorded CC&R's and easements.

   8. Escrow

The purchase and sale provided for herein shall be consummated through an escrow to be opened at Chicago Title within two (2) business days after the execution and delivery of this agreement. Both Purchaser and Seller shall

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 deem the escrow open when both Buyer and Seller are in possession of a signed
Purchase Agreement. Said escrow shall be upon the usual form of instructions of the escrow holder for transactions of the type provided for herein, except that said instructions shall incorporate all of the terms and provisions of this agreement, and in addition shall provide the following:

   a. Promptly after the opening of escrow, Seller shall cause to be procured and delivered to Purchaser, for Purchaser's approval, the Preliminary Title Report and copies of documents referred to in Paragraphs 7 and 8;

   b. Seller shall pay for any Documentary Transfer Tax, and all fees and costs shall be divided in accordance with the usual practices of the escrow holder and customary in the State of Nevada;

   c. Real property taxes shall be prorated as of the Closing date;

   d. In the event of any conflict between the terms of this agreement and the terms of the escrow, the terms of this agreement shall prevail except where the escrow instructions specifically provide otherwise.

If escrow fails to close as a result of Purchaser's default, all monies previously deposited by Purchaser into escrow shall be paid to Seller as liquidated damages. If escrow fails to close as a result of Seller's default, Purchaser shall be entitled to seek specific performance remedies. The provisions of this paragraph shall be the sole remedies available to each respective party hereunder in the event of the default under this Agreement.

   9. Purchaser's Contingencies

The purchase of this Property shall be contingent upon the Purchaser's written approval of the following, in addition to conditions and/or contingencies listed elsewhere herein:

   a. The Purchaser's approval of the Preliminary Title Report, and all documents described within the Preliminary Title Report, issued by Chicago Title concerning the property.

   b. Purchaser shall have the right, at Purchaser's expense, to select a licensed, qualified professional(s), to make "inspections" including tests, surveys, other studies, inspections and investigations of the subject property, including but not limited to all surveys and engineering as to soils conditions, sewer, water, electric, phone, gas and cable accessibility, flood plain studies, height restrictions, airport noise, pollution studies and arterial location studies, hydrology reports, tortoise migration reports, other environmental hazards such as below ground gas tanks and other substances, products and geological conditions, access to the property and financing.

The above contingencies in Paragraph 9(a) and (b) are solely for the Purchaser's benefit. Each of the above listed contingencies must be approved or disapproved, in writing, by the Purchaser on or before fifteen (15) days from the receipt of said documents, or access is given to the property, whichever comes later. Should Purchaser not approve, for any reason whatsoever, the above contingencies, the Purchaser shall have the right to terminate this Agreement and cancel escrow. In the event the Purchaser terminates this agreement due to Purchaser's disapproval of any of the above items, any deposits made by Purchaser shall be immediately returned to Purchaser less any escrow costs incurred and Purchaser shall have no further obligations under this agreement and/or liability to the Seller. Purchaser shall be solely responsible for all costs involved in satisfying the above stated contingencies. In the event the Purchaser approves said contingencies, the earnest money deposit shall apply toward the purchase price at close of escrow.

   10. Planning and Zoning Application

Seller further warrants that said property is zoned. Zoning is described as PR - Professional Office.

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   11. Flood Zones

Purchaser is aware that the property may or may not lie within a special flood hazard area and acknowledges that the parcel may be located in an area designated by the Department of Housing and Urban Development (HUD) as a special flood hazard area as delineated on the National Flood Insurance Map and, in the event a loan is required by a financial institution, flood insurance may be required for the term of the loan.

   12. Supplemental Tax Assessments

Any supplemental tax assessment levied after close of, in this tax year will be prorated and Seller agrees to pay Purchaser his prorata share of said assessment.

   13. Notices

Any and all notices, demands, or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if served either personally or if deposited in the United States mail. If such notice, demand or other communication is serviced personally, service shall be conclusively deemed made at time of such personal service. If such notice, demand or other communication be given by mail, such shall be conclusively deemed given forty-eight (48) hours after the deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as herein set forth.

To Seller: To be provided in escrow

To Purchaser: To be provided in escrow.

Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by written notice in the manner aforesaid to the other party or parties hereto. After opening of escrow of all notices, demands and other communications shall be given to the escrow holder.

   14. Applicable Law and Severability

This document shall, in all respects, be governed by the laws of the State of Nevada applicable to agreements executed and to be wholly performed within the State of Nevada. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any provision contained herein and any present or future statue, law, or regulation contrary to which the parties have no legal right to contract, the latter shall prevail but the provision of this document which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.

   15. Further Assurances

Each of the parties hereto shall execute and deliver any and all additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance or their obligations hereunder and to carry out the intent of the parties hereto.

   16. Tax Deferred Exchange

In the event that the Seller wishes to enter into a tax deferred exchange for the real property described herein, of if the Purchaser wishes to enter into a tax deferred exchange with respect to property owned by Seller in connection with this transaction, each of the parties agrees to cooperate with the other party in connection with such exchange including the execution of such documents as may be reasonably necessary to effectuate the same. Provided that: (a) The other party shall not be obligated to delay the closing, (b) All additional costs in connection with the exchange should be borne by the party requesting the exchange, and (c) The other party shall not be obligated to execute any note, contract, deed or other document providing for any personal liability which would survive the exchange, nor shall the other party be obligated to take title to any property other than the property described in this agreement. The other party shall be indemnified and held harmless against any liability, which arises or is claimed to have arisen on account of the acquisition of the exchange property.

                                       4

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   17. Purchaser and Seller Warranty

Purchaser and Seller warrant to Brokers and to each other that they have not dealt with any real estate broker(s) in connection with this sale and that no broker is entitled to any commission on account of this contract.

   18. Seller Representation and Warranties

            a. Seller is the owner of the property and/or has the full right/power and authority to sell, convey, and transfer the property to the Purchaser as provided herein, and to perform Seller's obligations hereunder.

            b. Seller has no knowledge, except as otherwise disclosed to
               Purchaser in writing, of the existence or prior existence on the property of any Hazardous Substances nor the existence of below ground storage tanks having leakage or other related problems.

            c. Seller has no knowledge of any aspect of condition of the property, which violates applicable laws, rules, regulations, codes or covenants, conditions or restrictions, or of improvements or alterations made without a permit where one was required.

            d. Seller has no knowledge of any actions, suits or proceedings pending or threatened before any commission, board, bureau, agency instrumentality, arbitrator(s), court or tribunal that would affect the property or the right to occupy or utilize same.

   19. Attorney's Fee

In the event any action is instituted by a party hereto to enforce any of the terms and provisions contained herein, the prevailing party in such action shall be entitled to such reasonable attorney's fee, costs and expenses as may be fixed by the Court.

   20. Modifications or Amendments

No amendment, change or modification of this document shall be valid unless in writing and signed by all parties hereto and provided to escrow holder.

   21. Successors or Assigns

All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

   22. Purchaser has received a full copy of the Covenants, Conditions and Restrictions (CC&R's) relating to the "Property". Purchaser will have five (5) days following opening of escrow, or 120 hours to review said document and note any discrepancies in writing to Seller.

Purchaser agrees to pay to the Association fifteen cents (.15) per square foot or agreed upon fees for common area maintenance (C.A.M.) as outlined in the CC&R's and By-Laws.

   23. Entire Agreement

This document, together with Exhibits "A" and "B" hereto constitutes the entire understanding and agreement of the parties and any and all prior oral or written agreements, understandings or representations are hereby terminated and canceled in their entirety and are no further force or effect.

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

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first stated below.

In the event that this offer is not accepted by the Seller on or before December 8, 2004, at 2:00 PM Pacific Standard Time, then this Contract shall become immediately null and void and all parties shall have no further obligations regarding said purchase.

Buyer:  Valley Bancorp or Assignee

By: _____________________________
    Steve Gilbert

Its: Executive Vice President and C.C.O.

SELLER ACCEPTANCE: Talon-Durango, LLC

By: _____________________________

Its: _______________________________

                                   EXHIBIT "A"
                                TALON OFFICE PARK
                                ~PROJECT SUMMARY~

The Talon Office Complex is a proposed 70,000 square feet professional park. Six of the eight pads are dedicated to professional/medical offices with one pad zoned for commercial/retail and one pad designated as a restaurant pad.

The Talon Office Complex will be built in several phases.

The property was purchased with the architecturals for an A & B style office building. The civil drawings, traffic report, hydrology and soils report have been updated through our process.

We have filed a commercial subdivision map on the project so that all eight buildings can be sold to individual owners. Bramble Development Group, Inc. and/or an associated LLC will maintain control of the common areas. A commercial association will be formed in which all buildings pay a set fee for the "cam" (common area maintenance).

When all buildings are complete, Bramble Marketing Group, LLC will manage the common areas and ensure that it is maintained and kept to the highest standards.

The schedule on these buildings will be to begin construction as soon as we have the pads graded and live fire hydrants, which is expected to be around December 2003 with occupancy by the second quarter of 2004.

It is Bramble's intent to add two to three of these buildings to their portfolio of commercial buildings. Bramble will be onsite not only managing the common areas but the buildings on a daily basis to ensure an A+ office complex.

We would invite you to purchase a building and get involved in the prestigious Talon Professional Office Park.

                                TALON OFFICE PARK
                              ~PROJECT DESCRIPTION~

Details of Application Request

Site Area:                          4.45 acres
Building Area Total:                69,600 square feet
Number of Buildings:                8
Building Height:           25 feet (2 stories) 15 feet (1 story)
Total Parking Required:    232 spaces (including 7 handicap accessible)
Total Parking Provided:    313 spaces (including 11 handicap accessible)
Loading Required:                   4 spaces
Loading Provided:                   0 spaces

Zoning and Land Use of Adjacent Properties

North:  R-E (Residence Estates) under    Skipco
        ROI to C-1 (Limited Commercial)

South:  Clark County                     Existing Single Family Residential

East:   U (Undeveloped [L(Low)           Existing Single Family Residential
        General Plan Designation]

West:   R-E (Residence Estates) under
        ROI to C-1 (Limited Commercial)  Developed Commercial

Analysis and Findings

Site Plan:

Staff finds the proposed site plan includes approximately 313 parking spaces, approximately 35% more than the 232 spaces required by title 19A for 69,600 square feet of non-medical office space. As much as 50% of the proposed office space could be utilized as medical office given the parking proposed. However, staff finds that four loading spaces and additional landscape `fingers' for each six parking spaces are required for Code compliance, and two additional trash enclosures are recommended site plan conditions. Therefore, at least 20 of the 81 surplus spaces shown on the current site plan will be displaced. In addition, pedestrian walkways should be provided for connection between building pads A and B and E, F, G and H, and between the street sidewalk and pads D and C.

                              [MAPS NOT INCLUDED]

                               TALON OFFICE PARK
                                 ~PRICE SHEET~

 Unit I
 Building     Square Footage    Price/Sq. Foot  Zoned      Price
----------  ------------------  --------------  -----  -------------
Building A  8,252 square feet    $206/Sq. Ft.    PR    $1,699,000.00
Building B  9,900 square feet    $202/Sq. Ft.    PR    $1,999,000.00
Building C  11,000 square feet   $227/Sq. Ft.    C-1   $2,499,000.00
Building D  5,500 square feet    $254/Sq. Ft.    C-1   $1,399,000.00

Unit 2

Buildings E, F, G & H = To be determined

Price Includes the Following:

1.    $20.00 sq. ft. Tenant Improvement

2.    Finished lobby area with elevator and (4) restrooms

3.    (4) covered parking spaces

4.    3% broker fee

5.    (4) 2'x7' sign boxes on buildings

6.    18"x36" space on monument sign at entry = $5,000/space

Each building will pay a monthly C.A.M. fee of .15 cents per square foot for a total building footage.

Expenses will be divided as follows:

Common Area Expense (C.A.M.)                     Building Expense
-----------------------------           -----------------------------------
Sewer & Water                           Interior Lobby
Trash/Trash Enclosure                   Exterior Building Security Lighting
Parking Lot Lighting                    Interior Liability Insurance
Landscaping                             Fire and Casualty Insurance
Monument Signage                        Exterior Building Maintenance
Parking Areas/Sidewalk Upkeep           (Includes paint and roofing)
Assigned Covered Parking

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                                   EXHIBIT "B"
                        TO THE AGREEMENT FOR THE PURCHASE
               AND SALE OF REAL PROPERTY WITH BUILDING STRUCTURES

Tenant Improvement Breakdown

Not included in the price of the shell is a $20.00 per square foot allowance or $199,360.00 minus tenant improvements constructed to date. (N.I.C., allowance deducted)

The "yellow" highlighted area as indicated on the Building B floor plans will include the following and are included in the price of the shell:

Lobby Construct/on Included in Shell Price

      1.    Drywall & Paint

      2.    Stairwell & Elevator

      3.    Building Directory and Fire Extinguishers

      4.    (4) Restrooms (complete)

      5.    Floor Coverings

      6.    Lobby Lighting and Lobby HVAC

Exterior Finishes Included Shell Price

      1.    Exterior Building Paint and Ceramic Tile

      2.    All Glazing and Store Front Doors

      3.    Exterior Ceramic Tile Border/Band

      4.    Exterior Lighting and Fixtures

      5.    Sidewalks and Paving

      6.    Landscaping

      7.    Covered Parking

      8.    Monument Sign & (4) Building Signs

                              ASSIGNEE INSTRUCTIONS

December 16, 2004

ESCROW NUMBER: 04161218-086-JR

Escrow Agent is hereby instructed and directed that the Assignee(s) in the above referenced escrow is/are to be Assignee(s) Name(s) and you are hereby instructed to treat said assignee(s) in all respects as though they were the original purchaser(s) to said escrow.

The undersigned Assignor(s) by signature(s) below, hereby relinquish all of their right, title and interest in and to the subject escrow and the property to which it pertains, and assign all such rights to the herein named Assignees. Further, all funds heretofore deposited by Assignor(s) are hereby unconditionally transferred to the account of said Assignees without reimbursement to or collection for the account of the Assignor(s).

The undersigned Assignees, jointly and severally, hereby accept the appointment as Assignee hereunder, and indicates that he has received, read and approved the escrow instructions controlling this transaction and any other related documents thereto, and accents the obligations and rights imposed and granted thereunder.

ASSIGNOR:

Valley Bancorp, a Nevada corporation
_________________________________________
Steve Gilbert, Executive Vice President
and C.C.O.

ASSIGNEE:

Valley Bank, a Nevada corporation            ________________________________


_________________________________________    ________________________________
Gregory H. Schultz, Senior Vice President

                                   ACCEPTANCE

Undersigned Seller hereby accepts Buyer/Assignee in place of Assignor as the substituted party to said escrow instructions, and agrees with Assignee to be bound by the terms of the escrow instructions in all respects, as if Assignee was originally named therein as a party in place of Buyer/Assignor.

SELLER:

Talon-Durango, LLC, a Nevada limited liability company


____________________________________________
Larry L.  Sayers, Managing Member

                              ASSIGNEE INSTRUCTIONS

January 20, 2005

ESCROW NUMBER:  04161218-086-JR

Escrow Agent is hereby instructed and directed that the Assignee(s) in the above referenced escrow is/are to be Valley Bank, a Nevada Corporation and you are hereby instructed to treat said assignee(s) in all respects as though they were the original purchaser(s) to said escrow.

The undersigned Assignor(s) by signature(s) below, hereby relinquish all of their right, title and interest in and to the subject escrow and the property to which it pertains, and assign all such rights to the herein named Assignees. Further, all funds heretofore deposited by Assignor(s) are hereby unconditionally transferred to the account of said Assignees without reimbursement to or collection for the account of the Assignor(s).

The undersigned Assignees, jointly and severally, hereby accept the appointment as Assignee hereunder, and indicates that he has received, read and approved the escrow instructions controlling this transaction and any other related documents thereto, and accepts the obligations and rights imposed and granted thereunder.

ASSIGNOR:

Valley Bancorp, a Nevada corporation
_________________________________________
Steve Gilbert, Executive Vice President
and C.C.O.

ASSIGNEE:

Valley Bank, a Nevada corporation               ________________________________


_________________________________________       ________________________________
Gregory H. Schultz, Senior Vice President

                                   ACCEPTANCE

Undersigned Seller hereby accepts Buyer/Assignee in place of Assignor as the substituted party to said escrow instructions, and agrees with Assignee to be bound by the terms of the escrow instructions in all respects, as if Assignee was originally named therein as a party in place of Buyer/Assignor.

SELLER:

Talon-Durango, LLC, a Nevada limited liability company


________________________________________
Larry L.  Sayers, Managing Member

APN: 163-01-110-005
Affix R.P.T.T. $9,180.00

WHEN RECORDED MAIL TO and MAIL TAX
STATEMENT TO:

VALLEY BANK
3500 WEST SAHARA

ESCROW NO: 04161218-086-JR

                            GRANT, BARGAIN, SALE DEED

THIS INDENTURE WITNESSETH:  That
      Talon-Durango, LLC, A Nevada limited liability company

in consideration of $10.00 and other valuable consideration, the receipt of which is hereby acknowledged, do hereby Grant, Bargain, Sell and Convey to Valley Bank, a Nevada Corporation all that real property situated in the County of Clark, State of Nevada, bounded and described as follows:

SEE EXHIBIT "A" ATTACHED HERETO AND MADE A PART HEREOF.

Subject to:       1.    Taxes for the current fiscal year, paid current.

                  2. Conditions, covenants, restrictions, reservations, rights, rights of way and easements now of record, if any.

Together with all and singular the tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining.

ESCROW NO: 04161218-086-JR

Witness my/our hand(s) this 17th day of December, 2004.

SELLERS:

Talon-Durango, LLC, a Nevada limited liability company

______________________________________________________
Larry L. Sayers, Managing Member

STATE OF NEVADA   )
                          ) ss.
COUNTY OF CLARK   )

On this 17th day of December, 2004, appeared before me, a Notary Public, Larry
L. Sayers, personally known or proven to me to be the person(s) whose name(s) is/are subscribed to the above instrument, who acknowledged that he/she/they executed the instrument for the purposes therein contained.

_____________________________________________________________
Notary Public

My commission expires: _________________________

                                    EXHIBIT A

PARCEL I:

A portion of Lot One (1) of the Talon Professional Commercial Subdivision as recorded in Book 114 of Plats, Page 79, Official Records of Clark County, Nevada, being a portion of the Northwest Quarter (NW 1/4) of Section 1, Township 21 South, Range 60 East, M.D.B. & M., City of Las Vegas, Clark County, Nevada, described as follows:

Commencing at the Northeast corner of said government Lot 14, Section 1, Township 21 South, Range 60 East, M.D.B. & M., Clark County, Nevada; Thence South 01 degrees 35'23" East, 304.83 feet; Thence South 88 degrees 24'37" West,
67.25 feet to the True Point of Beginning;

Thence South 01 degrees 46'02" East, 81.42 feet; Thence South 88 degrees 13'58" West, 146.83 feet; Thence North 01 degrees 46'02" West, 81.42 feet; Thence North 88 degrees 13'58" East, 146.83 feet to the True Point of Beginning.

Said Parcel is also shown as Lot 1-1 of that certain Record of Survey filed in File 135 of Surveys, Page 25, Official Records.

PARCEL II:

Non exclusive easements for vehicular and pedestrian ingress and egress, parking and utility purposes over and across the Common Elements of the above referenced subdivision, as provided for in and subject to that certain Declaration of Covenants, Conditions and Restrictions for Talon Professional Centre, recorded April 21, 2004 in Book 20040421 as document No. 03967, Official Records.